SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – September 20, 2010

BRAZIL GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-33714	98-0430746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File number)	Identification No.)

800 Bellevue Way, Suite 400, Bellevue, WA USA 98004

(Address of principal executive offices, including zip code)

(425) 637-3080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01                      Entry into a Material Definitive Agreement.

On June 1, 2010, Brazil Gold Corp. (the “Company”) completed the acquisition of Amazonia Capital E Participacoes Ltdaa, a Brazilian corporation (“Amazonia”).  Under the terms of the Acquisition Agreement dated May 19, 2010 (the “Acquisition Agreement”), with Rusheen Handels, Ag, a Swiss corporation (“Rusheen”).  The Company acquired all of Rusheen’s ownership units in Amazonia, which represented 99% of all the issued and outstanding share capital of Amazonia.

On September 20, 2010, the Company, effective as of June 1, 2010, entered into a Mutual Rescission Agreement and General Release between the Company and Rusheen, pursuant to which the parties agreed that all agreements constituting and comprising the acquisition of Amazonia entered into on May 19, 2010, as amended and consummated on June 1, 2010, were rescinded.  As a result of such rescission, all of the 99% interest in the issued and outstanding share capital of Amazonia held by Brazil Gold Corp. was transferred back to Rusheen and Rusheen now owns 99% of the issued and outstanding ownership units of Amazonia.  Furthermore, the 44,000,000 shares of the Company’s common stock that were issued in connection with the Acquisition Agreement were cancelled.  Finally, John Young, the Company’s head of exploration, has resigned all positions held with the Company effective as of June 1, 2010.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.1	Rescission Agreement effective June 1, 2010, between Brazil Gold Corp. and Rusheen Handels, Ag.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRAZIL GOLD CORP.

September 24, 2010	By:/s/ Thomas E. Sawyer
Thomas E. Sawyer
Chairman and CEO

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